EXHIBIT 5.1

                  Opinion of Malizia Spidi & Fisch, P.C. as to
                the validity of the Common Stock being registered



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June 11, 1999

Board of Directors
Farnsworth Bancorp, Inc.
789 Farnsworth Avenue
Bordentown, New Jersey  08505

         RE:      Registration Statement on Form S-8:
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                  Farnsworth Bancorp, Inc. 1999 Stock Option Plan

Gentlemen:

         We have acted as special counsel to Farnsworth Bancorp, Inc., a New Jersey corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Registration Statement") under the Securities Act of 1933, as amended, relating to 37,985 shares of common stock, par value $.10 per share (the "Common Stock") of the Company which may be issued upon the exercise of options granted or which may be granted under the Farnsworth Bancorp, Inc. 1999 Stock Option Plan (the "Plan"), as more fully described in the Registration Statement. You have requested the opinion of this firm with respect to certain legal aspects of the proposed offering.

         We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion and based thereon, we are of the opinion that the Common Stock when issued pursuant to the exercise of options granted under and in accordance with the terms of the Plan will be duly and validly issued, fully paid, and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                   Sincerely,


                                   /s/ Malizia Spidi & Fisch, P.C.
                                   Malizia Spidi & Fisch, P.C.